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                                  EXHIBIT 11
                THE CHASE MANHATTAN CORPORATION and Subsidiaries
                       Computation of net income per share
                       -----------------------------------


Net income for primary and fully diluted EPS are computed by subtracting from the applicable earnings the dividend requirements on preferred stock to arrive at earnings applicable to common stock and dividing this amount by the weighted-average number of common and common equivalent shares outstanding during the period. For a further discussion of the Corporation's earnings per share computation, see Note One of the Corporation's 1996 Annual Report.


(in millions, except per share amounts)                                     Three Months Ended
                                                                                  March 31,
                                                                         ---------------------
EARNINGS PER SHARE                                                       1997             1996
                                                                         ----             ----

Primary
-------
Earnings:
Net Income (Loss)                                                      $   927          $   (89)
Less:  Preferred Stock Dividend Requirements                                55               54
                                                                       -------          -------
Net Income (Loss) Applicable to Common Stock                           $   872          $  (143)
                                                                       =======          =======
Shares:
Average Common and Common Equivalent Shares Outstanding                  441.0            446.1
Primary Earnings Per Share:
Net Income (Loss)                                                      $  1.98          $ (0.32)
                                                                       =======          =======
Assuming Full Dilution
----------------------
Earnings:
Net Income (Loss) Applicable to Common Stock                           $   872          $  (143)
Shares:
Average Common and Common Equivalent Shares Outstanding                  441.0            446.1
Additional Shares Issuable Upon Exercise of Stock Options for
  Dilutive Effect                                                          1.6              3.0
                                                                       -------          -------
Adjusted Shares of Common and Equivalent Shares Outstanding              442.6            449.1
Earnings Per Share Assuming Full Dilution:
Net Income (Loss)                                                      $  1.97          $ (0.32)
                                                                       =======          =======

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